UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Demandware, Inc.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

24802 Y 10 5

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24802 Y 10 5	13G	Page 2 of 22

1	NAMES OF REPORTING PERSONS General Catalyst Group IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 24802 Y 10 5	13G	Page 3 of 22

1	NAMES OF REPORTING PERSONS GC Entrepreneurs Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 24802 Y 10 5	13G	Page 4 of 22

1	NAMES OF REPORTING PERSONS General Catalyst Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 24802 Y 10 5	13G	Page 5 of 22

1	NAMES OF REPORTING PERSONS General Catalyst GP IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 24802 Y 10 5	13G	Page 6 of 22

1	NAMES OF REPORTING PERSONS General Catalyst Group III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 24802 Y 10 5	13G	Page 7 of 22

1	NAMES OF REPORTING PERSONS GC Entrepreneurs Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 24802 Y 10 5	13G	Page 8 of 22

1	NAMES OF REPORTING PERSONS General Catalyst Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 24802 Y 10 5	13G	Page 9 of 22

1	NAMES OF REPORTING PERSONS General Catalyst GP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 24802 Y 10 5	13G	Page 10 of 22

1	NAMES OF REPORTING PERSONS Joel E. Cutler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 24802 Y 10 5	Page 11 of 22

1	NAMES OF REPORTING PERSONS David P. Fialkow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 24802 Y 10 5	Page 12 of 22

1	NAMES OF REPORTING PERSONS David J. Orfao
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,800,968 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,800,968 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,800,968 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.81%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 24802 Y 10 5	Page 13 of 22

Schedule 13G

Item 1(a).	Name of Issuer:

Demandware, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 5 Wall Street, Burlington, MA, 01803.

Item 2(a).	Names of Persons Filing:

This joint statement on Schedule 13G is being filed by General Catalyst Group IV, L.P., a Delaware limited partnership (“GC IV”), General Catalyst Group III, L.P., a Delaware limited partnership (“GC III”), GC Entrepreneurs Fund IV, L.P., a Delaware limited partnership (“E Fund IV”), GC Entrepreneurs Fund III, L.P., a Delaware limited partnership (“E Fund III”), General Catalyst Partners IV, L.P., a Delaware limited partnership (“GC IV GPLP”), General Catalyst Partners III, L.P., a Delaware limited partnership (“GC III GPLP”), General Catalyst GP IV, LLC, a Delaware limited liability company (“GC IV GPLLC”), General Catalyst GP III, LLC, a Delaware limited liability company (“GC III GPLLC”) and the Managers (as defined below), who are collectively referred to herein as the “Reporting Persons.” GC IV GPLP is the sole general partner of GC IV and E Fund IV. GC III GPLP is the sole general partner of GC III and E Fund III. GC IV GPLLC is the sole general partner of GC IV GPLP. GC III GPLLC is the sole general partner of GC III GPLP. Joel E. Cutler, David P. Fialkow and David J. Orfao (collectively, the “Managers”) are Managing Directors of each of GC IV GPLLC and GC III GPLLC. The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as Exhibit 1 (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of all Reporting Persons is 20 University Road, 4th Floor, Cambridge, MA 02138.

Item 2(c).	Citizenship:

Each of GC IV, GC III, E Fund IV, E Fund III, GC IV GPLP and GC III GPLP is a limited partnership organized under the laws of the State of Delaware. Each of GC IV GPLLC and GC III GPLLC is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a U.S. citizen.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value per share (“Common Shares”).

Item 2(e).	CUSIP Number:

24802 Y 10 5

CUSIP No. 24802 Y 10 5	Page 14 of 22

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount Beneficially Owned: GC IV is the record owner of 575,309 Common Shares and E Fund IV is the record owner of 15,265 Common Shares (the “GC IV Record Shares”). GC IV and E Fund IV have generally agreed to sell securities at the same time and each may be deemed to own beneficially the GC IV Record Shares held by the other. As the sole general partner of GC IV and E Fund IV, GC IV GPLP may be deemed to own beneficially the GC IV Record Shares. As the sole general partner of GC IV GPLP, GC IV GPLLC may also be deemed to own beneficially the GC IV Record Shares. Each Manager is a Managing Director of GC IV GPLLC and may also be deemed to own beneficially the GC IV Record Shares.

GC III is the record owner of 1,168,130 Common Shares and E Fund III is the record owner of 42,264 Common Shares (the “GC III Record Shares” and, collectively with the GC IV Record Shares, the “Total GC Record Shares”). GC III and E Fund III have generally agreed to sell securities at the same time and each may be deemed to own beneficially the GC III Record Shares held by the other. As the sole general partner of GC III and E Fund III, GC III GPLP may be deemed to own beneficially the GC III Record Shares. As the sole general partner of GC III GPLP, GC III GPLLC may also be deemed to own beneficially the GC III Record Shares. Each Manager is a Managing Director of GC III GPLLC and may also be deemed to own beneficially the GC III Record Shares.

By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of GC IV, E Fund IV, GC IV GPLP, GC IV GPLLC, GC III, E Fund III, GC III GPLP, GC III GPLLC and each Manager may be deemed to share the power to direct the disposition and vote of the Total GC Record Shares.

(b)	Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets for each Reporting Person are calculated based on 30,996,944 Common Shares reported to be outstanding by the Issuer as of November 4, 2013, on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2013.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Line 5 of cover sheets.

(ii)	shared power to vote or to direct the vote: See Line 6 of cover sheets.

(iii)	sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.

(iv)	shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

CUSIP No. 24802 Y 10 5	Page 15 of 22

Each Reporting Person disclaims beneficial ownership of such Common Shares except for the shares, if any, such Reporting Person holds of record.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2 for Members of each Group.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not Applicable. This statement on Schedule 13G is not filed pursuant to §240.13d-1(b) or §240.13d-1(c).

Material to be Filed as Exhibits.

Exhibit 1 – Agreement regarding joint filing of Schedule 13G.

Exhibit 2 – Members of each Group.

CUSIP No. 24802 Y 10 5	Page 16 of 22

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 11, 2014

GENERAL CATALYST GROUP IV, L.P.

By:	GENERAL CATALYST PARTNERS IV, L.P.
its General Partner

	By:	GENERAL CATALYST GP IV, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member, COO and CFO

GC ENTREPRENEURS FUND IV, L.P.

By:	GENERAL CATALYST PARTNERS IV, L.P.
its General Partner

	By:	GENERAL CATALYST GP IV, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member, COO and CFO

GENERAL CATALYST PARTNERS IV, L.P.

By:	GENERAL CATALYST GP IV, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member, COO and CFO

CUSIP No. 24802 Y 10 5	Page 17 of 22

GENERAL CATALYST GP IV, LLC

By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member, COO and CFO

GENERAL CATALYST GROUP III, L.P.

By:	GENERAL CATALYST PARTNERS III, L.P.
its General Partner

	By:	GENERAL CATALYST GP III, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member, COO and CFO

GC ENTREPRENEURS FUND III, L.P.

By:	GENERAL CATALYST PARTNERS III, L.P.
its General Partner

	By:	GENERAL CATALYST GP III, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member, COO and CFO

GENERAL CATALYST PARTNERS III, L.P.

By:	GENERAL CATALYST GP III, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member, COO and CFO

CUSIP No. 24802 Y 10 5	Page 18 of 22

GENERAL CATALYST GP III, LLC

By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member, COO and CFO

By:	/s/ Joel E. Cutler
Joel E. Cutler

By:	/s/ David P. Fialkow
David P. Fialkow

By:	/s/ David J. Orfao
David J. Orfao